Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Current Report on Form 8-K/A of our report dated December 17, 2020 of S-FDF, LLC relating to the audit of the financial statements for the period from Inception (May 4, 2020) through September 30, 2020 and the reference to our firm in the Current Report.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

December 17, 2020